Exhibit 99.09

POWER OF ATTORNEY

FARJO Holdings, LP, a Texas limited partnership (“FARJO Holdings”), represented by FARJO Management, LLC, General Partner, by Farris C. Wilks, Manager, hereby authorizes Robert Early to represent FARJO Holdings to execute and file on FARJO Holdings’ behalf all SEC forms (including any amendments thereto) that FARJO Holdings may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of FARJO Holdings’ position with, or direct or indirect ownership of, or transactions in securities by or on behalf of FARJO Holdings. The authority of such individual under this Statement shall continue for as long as FARJO Holdings is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to FARJO Holdings. I hereby acknowledge that such individual is not assuming any of FARJO Holdings’ responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:

August 18, 2025

FARJO Holdings, LP

By: FARJO Management, LLC, its General Partner
By:	/s/ Farris C. Wilks
Name: Farris C. Wilks
Title: Manager